EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of SWK Holdings Corporation on Form S-3 (Nos. 333-147975, 333-145742, 333-113899, 333-110248, 333-77068, 333-68342 and 33-46624) and Form S-8 (Nos. 333-150944, 333-142745, 333-136705, 333-113914, 333-104711, 333-64552, 333-59842, 333-55822, 333-35730, 333-32460, 333-93591, 333-92159 and 333-87505) of our report dated March 26, 2015 on our audits of the financial statements of Holmdel Pharmaceuticals, LP as of December 31, 2014 and 2013 and for each of the years in the two year period ended December 31, 2014, which report is included in this Annual Report on Form 10-K to be filed on or about March 27, 2015.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 27, 2015